Exhibit 8.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
October 19, 2017	Chicago	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
CoreSite Realty Corporation	Frankfurt	San Francisco
1001 17th Street, Suite 500	Hamburg	Seoul
Denver, Colorado 80202	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
Re: CoreSite Realty Corporation	Madrid	Washington, D.C.
Milan

Ladies and Gentlemen:

In connection with the registration statement on Form S-3 (the “Registration Statement”) filed by CoreSite Realty Corporation (the “Company”) on the date hereof with the Securities and Exchange Commission (the “Commission”), in connection with the registration of debt securities, common stock, preferred stock, depositary shares, warrants, rights and units of the Company and/or CoreSite, L.P. under the Securities Act of 1933, as amended (the “Act”), you have requested our opinion concerning the statements in the Registration Statement under the caption “Federal Income Tax Considerations.”

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”).  In addition, this opinion is based upon the factual representations of the Company concerning its business, properties and governing documents as set forth in the Registration Statement, and we have assumed the accuracy of the opinion of Venable LLP, counsel for the company, dated as of the date hereof, with respect to certain matters of Maryland law.

In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.  For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate.  In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement and the Officer’s Certificate, it is our opinion that the statements in the Registration Statement under the caption “Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the matters described therein.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement or the Officer’s Certificate, may affect the conclusions stated herein.  Moreover, the Company’s qualification and taxation as a real estate investment trust depend upon the Company’s ability to meet the various qualification tests imposed under the Internal Revenue Code of 1986, as amended, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP.  Accordingly, no assurance can be given that the actual results of the Company’s operation in any taxable year will satisfy such requirements.

This opinion is furnished to you, and is for your use in connection with the transaction described herein.  This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP